Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF MARCH 31, 2016

BALANCE SHEETS, ACCOMPANYING SCHEDULES,

AND POST-NINTH DISTRIBUTION CASH FLOW ESTIMATES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o KRISTINE DICKSON, EXECUTIVE VICE PRESIDENT—FINANCE
1271 AVENUE OF THE AMERICAS
40th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 27, 2016

Quarterly Financial Report as of March 31, 2016 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under the Key Documents tab and the Responses to Questions Submitted category

Quarterly Financial Report as of March 31, 2016 (Unaudited)

I. Schedule of Debtors

The twenty three entities listed below (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. As of the date hereof, the following Debtors’ chapter 11 cases remain open:

	Case No.	Date Filed (“Commencement Date”)
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l (“Lux Resi”)	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
Merit LLC (“Merit”)	09-17331	12/14/2009

The following Debtors’ chapter 11 cases were closed on January 28, 2016, pursuant to a final decree entered by the Bankruptcy Court (Docket No. 51920):

	Case No.	Date Filed	Date Closed
LB 745 LLC	08-13600	9/16/2008	1/28/2016
PAMI Statler Arms LLC	08-13664	9/23/2008	1/28/2016
CES Aviation LLC	08-13905	10/5/2008	1/28/2016
CES Aviation V LLC	08-13906	10/5/2008	1/28/2016
CES Aviation IX LLC	08-13907	10/5/2008	1/28/2016
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009	1/28/2016
LB Somerset LLC	09-17503	12/22/2009	1/28/2016
LB Preferred Somerset LLC	09-17505	12/22/2009	1/28/2016

Quarterly Financial Report as of March 31, 2016 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, Accompanying Schedules, and the Post-Ninth Distribution Cash Flow Estimates (the “Post-D9 Cash Flow Estimates”) (collectively, the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

On June 16, 2016, the Debtors made their tenth Plan distribution (“D10”) to holders of Allowed claims. The Balance Sheets as of March 31, 2016 do not reflect activities related to D10; however, the Post-D9 Cash Flow Estimates include certain additional disclosures related to D10 cash activities.

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), and the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals;

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

The majority of the Company’s short-term investments mature by June 30, 2016.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of March 31, 2016:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

($ in millions)	LBHI	LBSF	LCPI	Other	Total

Reserves for Claims:
Disputed unsecured claims (1)	$1,039	$979	$0	$291	$2,309	$—	$2,309
Tax claims (2)	0	25	—	4	29	—	29
Distributions on Allowed Claims (not remitted) (3)	90	0	0	1	91	—	91
Secured, Admin, Priority Claims and Other	115	52	21	21	208	—	208

Subtotal, Claims Reserves	1,244	1,055	21	317	2,638	—	2,638

Cash pledged to JPMorgan (CDA) (4)	76	—	—	—	76	—	76
Citigroup and HSBC (5)	2,035	—	—	—	2,035	—	2,035
Other (6)	179	1	0	25	204	38	242

Total	$3,534	$1,056	$22	$341	$4,954	$38	$4,992

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the ninth Plan distribution on March 31, 2016 (“D9”). Amounts of claim reserves at LBSF and LBCC exclude amounts invested in loans to LBHI in the amounts of $875 million and $125 million, respectively (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets).

(2)	The $29 million reserved at LBSF and LBCC represents the cash reserve for non-income tax matters.

(3)	Includes (i) $72 million related to the Office of Foreign Asset Control (“OFAC”) and (ii) $19 million related to other open items.

(4)	Represents cash deposited into accounts by LBHI and pledged to JP Morgan Chase Bank, N.A. (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010. This cash was released in May 2016 as part of the JPM Settlement, which is defined and discussed in Note 6 – Subrogated Receivables from Affiliates and Third Parties and in Note 13 – Legal Proceedings.

(5)	Represents cash deposited prior to the Commencement Date by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”) ($2,008 million) and HSBC Bank PLC (“HSBC”) ($27 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties, because these institutions have asserted claims. The Company is in discussions with HSBC and commenced litigation against Citigroup regarding these deposits.

(6)	Includes: (i) $89 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $56 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (iii) $97 million of various miscellaneous items.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of March 31, 2016 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of December 31, 2015:

		(Activity 01/01/16—03/31/16)
		Recovery
	Inventory as of	Value		Inventory as of
$ in millions	December 31, 2015	Change (1)	Cash Activities (2)	March 31, 2016
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$36	$0	$(2)	$34
Lehman Commercial Paper Inc.	209	1	(16)	195

Subtotal Debtors	245	2	(18)	229
Debtor-Controlled	385	38	(155)	268

Total Commercial Real Estate	630	39	(173)	497

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	79	18	(36)	62
Lehman Commercial Paper Inc.	80	14	(7)	88

Subtotal Debtors	159	33	(43)	149
Debtor-Controlled	41	(9)	(1)	31

Total Loans and Residential Real Estate	200	23	(44)	180

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	0	0	(0)	0
Lehman Commercial Paper Inc.	3	—	—	3

Subtotal Debtors	3	0	(0)	3
Debtor-Controlled	1,253	(83)	(71)	1,099

Total Private Equity / Principal Investments	1,257	(83)	(72)	1,102

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	160	255	(52)	363
Lehman Brothers Commodity Services Inc.	0	30	—	30
Lehman Commercial Paper Inc.	—	1	(1)	—
Lehman Brothers Financial Products Inc.	—	2	(2)	—
Other Debtors	6	(0)	(6)	—

Subtotal Debtors	166	287	(61)	393
Debtor-Controlled	1	7	(7)	1

Total Derivative Receivables and Related Assets	167	294	(68)	393

Totals	$2,254	$274	$(356)	$2,172

(1)	Represents adjustments to recovery values based on changes in market prices, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.

(2)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate-related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value, and third party analyses.

As of March 31, 2016, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $497 million. Between December 31, 2015 and March 31, 2016, the Company:

•	monetized $177 million of inventory, primarily from the sale of hospitality properties and residential land. The majority of proceeds were received at Property Asset Management Inc. and PAMI Holdings LLC in the amount of $97 million and $45 million, respectively; and

•	incurred $4 million of non-operating costs, primarily for asset improvements and/or transaction-related costs.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, residential whole loans and residential mortgage-backed securities.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions.

Potential future recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements (refer to the Balance Sheets as of

December 31, 2013, Docket No.43916, for additional information) are excluded from estimated recovery values, as the outcomes, many of which are subject to litigation, are uncertain and contingent upon various legal factors outside of the Company’s control.

As of March 31, 2016, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at $180 million. Between December 31, 2015 and March 31, 2016, the Company (i) increased the estimated recovery value for the portfolio by $23 million, and (ii) monetized $44 million of inventory.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

As of March 31, 2016, the Company estimated the aggregate remaining recovery value for the Private Equity / Principal Investments portfolio at $1,102 million. Between December 31, 2015 and March 31, 2016, the Company:

•	monetized $72 million of inventory, primarily related to distributions from various limited partnership interests and proceeds from other direct investments; and

•	decreased the estimated recovery value for the portfolio by $83 million, primarily driven by mark-to-market changes on publicly held positions.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Derivative Assets and Derivatives Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For derivative litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivative claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivative claims recorded by LBSF include: (i) JPM claims transferred to LBHI pursuant to the CDA (refer to Note 6 in the Balance Sheets as of December 31, 2015 for additional information), and (ii) LBSF’s obligations under the RACERS swaps (refer to Section IV.I.b of Disclosure Statement).

As of March 31, 2016, the Company estimated the aggregate remaining recovery value for the Derivatives portfolio at $393 million. Between

December 31, 2015 and March 31, 2016, the Company:

•	collected $68 million from mediations and other settlements related to special purpose vehicles and with various other counterparties; and

•	increased the estimated recovery value for the portfolio by $294 million, primarily driven by the increase of $201 million and $30 million at LBSF and LBCS, respectively, related to the JPM Settlement (refer to Note 6 – Subrogated Receivables from Affiliates and Third Parties for additional information).

As of March 31, 2016, the Company estimated aggregate Derivative liabilities, before any distributions, at $24.1 billion.

Hedging Programs

The Company conducts hedging programs to protect (i) against the loss of value of a portion of certain foreign affiliate receivables, real estate assets, and derivatives due to fluctuations in foreign exchange rates, and (ii) the value of certain derivatives transactions that have not been terminated by counterparties. As of March 31, 2016, the Company’s currency hedging program included hedges against movements in the Euro, British pound, and Swiss franc, primarily related to certain foreign currency exposures in Receivables from Non-Controlled Affiliates. Total notional amounts hedged related to Receivables from Non-Controlled Affiliates were approximately €797 million, £1,019 million, and CHF 272 million. As of June 22, 2016, total notional amounts hedged related to Receivables from Non-Controlled Affiliates were approximately €996 million, £1,023 million, and CHF183 million.

As of March 31, 2016, the cash posted as collateral, net of gain or losses on hedging positions, for Derivatives hedging activities of approximately $10 million and the Company’s foreign currency hedging program of $141 million is reflected on the Company’s Balance Sheets in “Derivatives Receivables and Related Assets” and “Receivables from Controlled Affiliates and Other Assets,” respectively.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 6 – Subrogated Receivables from Affiliates and Third Parties

JPM Settlement Agreement

On January 25, 2016, LBHI and certain Controlled Affiliates and JPM entered into a Settlement Agreement (the “JPM Settlement”) which provides for, among other things, the net cash payment by JPM to LBHI, LBSF and LBCS totaling $1.42 billion, the release of JPM’s lien on a collateral account, per the CDA, holding $76 million, and the final allowed amounts of the JPM derivatives claims (refer to Note 13 – Legal Proceedings for further discussion). The following table summarizes the impact of the JPM Settlement on the Company receivables and cash, which is recorded in the Balance Sheets:

$ in millions	Subrogated Receivables @ 12/31/15	Claims with Controlled Entities (4)	Adjustments (5)	Subrogated Receivables @ 3/31/16	Cash Received on 5/17/16	Subrogated Receivables Post-JPM Settlement
LBHI
Lehman Brothers Special Finance	$1,636	$(633)	$60	$1,063	$(1,061)	$2
Lehman Brothers Commercial Corp	125	(20)	—	104	(104)	—
Lehman Brothers Finance S.A.	39	—	(39)	—	—	—
Lehman Brothers Holdings Japan Inc	59	—	(59)	—	—	—
Lehman Brothers Treasury Co. B.V.	14	—	—	14	—	14
Real Estate Private Equity Inc.	19	—	(0)	18	—	18
Lehman Brothers Commodity Services Inc.	0	(7)	7	0	—	0
Other (2)	97	—	(67)	30	(25)	5

Total LBHI	1,988	(661)	(98)	1,229	(1,190)	40

LBCS (1) (3)	—		30		(30)	—
Derivative Claims

LBSF (1)	—		201		(201)	—

Derivative Claims

Total Cash Collected					$(1,420)

(1)	The JPM Settlement resulted in a reduction of the Liabilities Subject to Compromise at LBSF, LBCS and LBCC of approximately $264 million.

(2)	Includes adjustments related to asserted claims by JPM that were previously provisionally satisfied by LBHI pursuant to the CDA.

(3)	LBCS was allowed a Class 4A claim for $29.7 million against LBSF in May 2016, which is reflected in Due from Affiliates - Debtors and Debtor-Controlled Entities.

(4)	LBHI was allowed Class 4A claims against LBSF, LBCC and LBCS in May 2016, which are reflected in Due from Affiliates - Debtors and Debtor-Controlled Entities.

(5)	Includes the reclassification of LBHI’s gross claims, net of cash distributions, against Lehman Brothers Finance S.A. and Lehman Brothers Holding Japan Inc. of $39 million and $59 million, respectively, from Subrogated Receivables from Affiliates and Third Parties to Receivables from Debtors and Debtor-Controlled Entities and Other Assets at recovery value.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $2.9 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $490 million of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of March 31, 2016:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$300	$—	$—	$300	$—	$300
Secured Notes (2)	—	—	875	957	1,832	69	1,901
Fundings and other activites (3)	232	24	0	5	261	486	747

Receivables from Debtors and Debtor-Controlled Entities	232	324	875	962	2,393	555	2,948

Receivable related to Fenway (4)	91	—	—	—	91	—	91
Affiliate Claims (5)	168	1	28	1	197	0	197
Collateral Posted on Hedges	135	6	—	—	141	—	141
Other	8	(0)	(0)	0	8	52	60

Total Other Assets	402	7	28	1	438	52	490

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$635	$330	$903	$963	$2,831	$607	$3,438

(1)	Represents Private Equity/Principal Investment assets encumbered by LB I Group Inc. for the benefit of LCPI.

(2)	Includes (i) loans from LOTC of $551 million, LBCC of $121 million, LBDP $20 million and a Debtor-Controlled Entity of $69 million to LBHI, secured by LBHI assets; (ii) a loan from LBFP to LCPI of $140 million, secured by LCPI assets; and (iii) investments of $875 million and $125 million of LBSF’s and LBCC’s cash reserves for disputed claims, respectively, in secured notes issued by LBHI. As of May 31, 2016, LBHI’s investment in LBSF of $875 million was reduced to $314 million and LBHI’s investment in LBCC of $125 million was fully paid down (refer to the May 2016 Post-Effective Operating Report [Docket No. 53160] for further information).

(3)	Includes (i) $226 million related to promissory notes issued by LBHI to certain Debtor-Controlled Entities, of which LBHI is the ultimate economic beneficiary; (ii) $201 million of cash collections at LCPI for the benefit of certain Debtor-Controlled Entities, of which LCPI is the ultimate economic beneficiary; (iii) $183 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; and (iv) $49 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

(4)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $139 million of payments received by LBHI as a result of Plan distributions.

(5)	Includes (i) $115 million of affiliate claims acquired through settlements with third parties valued at estimated recoveries, net of distributions; and (ii) $82 million from a total return swap related to future distributions on LBI claims held by LBHI; LBHI recorded an offsetting payable of $82 million in Payables to Controlled Affiliates and other liabilities.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated on a quarterly basis to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio, and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among legal entities based on a combination of outstanding unresolved claims, pro rata ownership of inventory, and net cash receipts.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 8 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs related to wind down, litigation and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of March 31, 2016 and the related activity since the previously filed Quarterly Financial Report as of December 31, 2015:

		Activity 1/1/16 - 3/31/16
$ in millions	As of December 31, 2015	Cash Receipts	Cash Distributions	Transfers / Claim Assignments (2) (3)	Withdrawal / Debt Forgiveness / Other (4)	As of March 31, 2016
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$28,887	$(424)	$—	$883	$59	$29,405
Lehman Commercial Paper Inc.	5,013	(80)	—	(20)	31	4,944
Lehman Brothers Special Financing Inc.	508	(7)	—	—	11	512
Other Debtors	708	(3)	—	(109)	5	601

Subtotal Debtors	35,116	(514)	—	754	105	35,461

Debtor-Controlled	4,344	(32)	—	(127)	(74)	4,111

Total	$39,460	$(546)	$—	$627	$32	$39,572

Due To Controlled (1)
Debtors:
Lehman Brothers Holdings Inc.	$4,561	$—	$(34)	$(127)	$(29)	$4,370
Lehman Commercial Paper Inc.	4,140	—	(85)	—	—	4,055
Lehman Brothers Special Financing Inc.	10,346	—	(15)	665	1	10,997
Other Debtors	892	—	(46)	28	3	877

Subtotal Debtors	19,940	—	(180)	565	(26)	20,299

Debtor-Controlled	12,551	—	(301)	61	58	12,368

Total	$32,491	$—	$(482)	$626	$32	$32,667

(1)	“Due to Debtors and Debtor-Controlled Entities” balances are reflected in Liabilities Subject to Compromise on the March 31, 2016 Balance Sheets.

(2)	“Due from Controlled” primarily includes (i) the reclassification of allowed claims against LBSF of $633 million, LBCC of $20 million and LBCS of $7 million from Subrogated Receivables from Affiliates and Third Parties related to the JPM Settlement, (ii) the reclassification of Debtor claims of $208 million from Due from Non-Controlled Affiliates related to entities (SMF No. 1 Limited and StepStone Mortgage Funding Ltd) that were transferred to the Company; and (iii) a newly allowed claim at LBCS against LBSF of $30 million as a result of the JPM Settlement; partially offset by the assignment of claims of $275 million (of which $127 million are LBHI claims against itself) as a result of the dissolution of certain Debtor-Controlled Entities.

(3)	“Due to Controlled” primarily relates to (i) the reclassification at Debtor Entities of payables to JPM of $690 million to Due to Controlled Entities (included in Liabilities Subject to Compromise) as a result of the JPM Settlement, and (ii) the recording at Debtor-Controlled Entities (SMF No. 1 Limited and StepStone Mortgage Funding Ltd) of claims to LBHI of $208 million that were not reported in the Company’s Balance Sheets prior to March 31, 2016; partially offset by the assignment of claims of $275 million (of which $127 million are LBHI claims against itself) as a result of the dissolution of certain Debtor-Controlled Entities.

(4)	Primarily includes (i) debt forgiveness and claim withdrawals resulting from the dissolution of certain Debtor-Controlled Entities, and (ii) post-petition interest of $58 million.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of March 31, 2016:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$186	$(10,591)	$132	$(3,624)	$74	$(390)	$392	$(14,606)
LB Special Financing Inc	10,591	(186)	—	—	100	(250)	302	(36)	10,994	(473)
Lehman Commercial Paper Inc	3,624	(132)	250	(100)	—	—	153	(349)	4,027	(581)
Structured Asset Securities Corp	222	—	0	—	—	(151)	—	—	222	(151)
LB Commodity Services Inc	106	(41)	—	(289)	—	(1)	—	(0)	106	(331)
LB Commercial Corporation	62	(15)	36	—	104	—	0	—	203	(15)
Merit, LLC	—	(15)	—	(13)	159	—	—	—	159	(28)
LB OTC Derivatives Inc	0	(0)	0	—	—	—	—	—	0	(0)
Other Debtors	0	(3)	0	—	86	(0)	0	—	86	(3)
RACERS Claims (1)	932	—	—	—	—	—	—	—	932	—

Total Debtors	$15,537	$(392)	$473	$(10,994)	$581	$(4,027)	$529	$(776)	$17,120	$(16,189)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,522)	—	(0)	2,567	—	0	—	2,567	(2,523)
LB Pass-Through Securities Inc	175	—	—	—	93	—	—	—	268	—
LCPI Properties Inc	0	(509)	—	—	—	(0)	—	(0)	0	(509)
LB I Group Inc:
LB I Group Inc (PCO)	2,076	(29)	9	—	58	(1)	(0)	0	2,143	(29)
LB Offshore Partners Ltd	366	—	—	(0)	1	—	0	—	367	(0)
DL Mortgage Corp	—	(189)	0	—	770	—	—	—	771	(189)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	795	(89)	—	(2)	—	—	—	(86)	795	(177)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	182	(36)	—	—	—	—	—	—	182	(36)
Other:
Pami Ali LLC	1,799	(66)	1	—	839	(2)	—	0	2,640	(68)
Luxembourg Finance Sarl	897	—	28	—	—	—	72	—	997	—
Real Estate Private Equity Inc	595	—	—	—	—	—	—	—	595	—
SMF No.1 Limited	197	—	—	—	—	—	—	—	197	—
Repe LBREP II Holdings, L.P.	198	—	—	—	—	—	—	—	198	—
LBHK Funding (Cayman) No.4	49	—	—	—	—	—	—	—	49	—
Lehman Brothers Global Services Inc.	58	—	—	(0)	—	(0)	—	(0)	58	(0)
LB Private Equity Advisers LLC	—	(88)	—	(0)	—	—	—	—	—	(89)
Other	506	(449)	1	(1)	33	(24)	(0)	(15)	541	(489)
LB Re Financing No.1 Limited	5,973	—	—	—	—	—	—	—	5,973	—

Total Debtor-Controlled Entities	$13,868	$(3,978)	$39	$(4)	$4,362	$(28)	$72	$(101)	$18,341	$(4,111)

Total	$29,405	$(4,370)	$512	$(10,997)	$4,944	$(4,055)	$601	$(877)	$35,461	$(20,299)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of March 31, 2016:

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Debtors:
Lehman Brothers Holdings Inc.	$3,032	$(175)	$218	$(2,442)	$89	$(795)	$36	$(182)	$603	$(4,300)
Lehman Commercial Paper Inc.	—	(2,660)	1	(829)	—	—	—	—	27	(873)
Lehman Brothers Special Financing Inc.	—	—	—	(9)	2	—	—	—	1	(30)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	86	—	—	—	—	—

Total Debtors	$3,032	$(2,835)	$219	$(3,281)	$178	$(795)	$36	$(182)	$631	$(5,203)

Debtor-Controlled:
314 Commonwealth Ave Inc	$46	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	—	—	—	(46)	—	—	232	—
Repe LBREP III LLC (1)	—	—	—	—	—	—	—	—	121	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	—	—	220	—
LB I Group Inc.	—	—	—	—	—	—	—	—	—	(301)
LCPI Properties Inc.	—	—	—	—	—	—	—	—	—	(169)
Pami ALI LLC	169	(232)	301	—	—	—	—	—	—	(341)
Other	26	(0)	28	(7)	(1)	(2)	27	(22)	58	(165)

Total Debtor-Controlled Entities	$240	$(232)	$329	$(7)	$(1)	$(47)	$27	$(22)	$630	$(975)

Total	$3,272	$(3,067)	$548	$(3,287)	$177	$(842)	$63	$(204)	$1,261	$(6,178)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
Lehman Brothers Holdings PLC	—	—	—	—	—	—	165	(53)	2	—
Lehman Brothers Asia Holdings Limited	—	—	—	(23)	—	—	12	(18)	0	(340)
LB UK RE Holdings Limited	—	—	—	—	7	—	—	—	—	—
Other	0	(1)	1	(1)	—	—	110	(3)	59	(29)

Total	$0	$(1)	$1	$(25)	$7	$—	$363	$(74)	$810	$(369)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of March 31, 2016 and the related activity since the previously filed Quarterly Financial Report as of December 31, 2015:

		Activity 1/1/16—3/31/16
$ in millions	As of December 31, 2015	Cash Receipts (1)	Cash Distributions	Claim Assignments (2)	Other (3)	As of March 31, 2016
Due From Non-Controlled
Debtors:
Lehman Brothers Holdings Inc.	$19,943	$(654)	$—	$(208)	$367	$19,448
Lehman Commercial Paper Inc.	137	—	—	—	(0)	136
Lehman Brothers Special Financing Inc.	1,270	(5)	—	—	(13)	1,252
Other Debtors	372	(5)	—	—	2	369

Subtotal Debtors	21,722	(665)	—	(208)	356	21,205

Debtor-Controlled	1,192	(4)	—	—	(7)	1,181

Total	$22,914	$(670)	$—	$(208)	$350	$22,386

Due To Non-Controlled (4)
Debtors:
Lehman Brothers Holdings Inc.	$40,187	$—	$(317)	$—	$8	$39,878
Lehman Commercial Paper Inc.	673	—	(12)	—	(0)	661
Lehman Brothers Special Financing Inc.	979	—	(15)	—	37	1,001
Other Debtors	99	—	(14)	—	6	91

Subtotal Debtors	41,938	—	(358)	—	51	41,630

Debtor-Controlled	517	—	(49)	—	1	468

Total	$42,454	$—	$(407)	$—	$52	$42,099

(1)	Between January 1, 2016 and March 31, 2016, the Company collected approximately $670 million from:

$ in millions	LBHI	LBSF	Other Debtors	Debtor - Controlled Entities	Total
Lehman Brothers Asia Holdings Ltd	$398	$—	$—	$—	$398
Lehman Brothers Bankhaus A.G. (i)	129	—	2	—	131
Lehman Brothers Commercial Corp. Asia Ltd	53	0	3	0	56
Lehman Brothers Treasury Co. B.V. (ii)	16	5	0	—	22
Lehman Brothers (PTG) Limited	16	—	—	—	16
Lehman Brothers Investments PTE	15	—	—	—	15
Thayer Properties Ltd	13	—	—	—	13
Monaco NPL (No.1) Ltd	5	—	—	—	5
LB UK RE Holdings Ltd	4	—	—	—	4
Stepstone Mortgage Funding Ltd	3	—	—	—	3
Other	3	—	1	4	7

	$654	$5	$5	$4	$670

(i)	Receipts at LBHI primarily relate to direct claims against LB Bankhaus that were assigned to LBHI as a result of the Bankhaus Creditors’ Settlement (refer to Note 9(c) – Settlements with Non-Controlled Affiliates for further information).

(ii)	Pursuant to agreements with Lehman Brothers Treasury Co. B.V. (“LBT”), LBSF and LBCS, LBHI deducted and withheld approximately $22 million from its ninth Plan distribution (“Withheld Distributions”) due from LBHI to LBT to offset amounts due to LBHI, LBSF and LBCS from LBT. The Withheld Distributions were then distributed to LBSF, LBCS and LBHI for inclusion in their respective ninth Plan distributions.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

(2)	Claim assignments include the reclassification of $208 million at LBHI to Due from/to Debtors and Debtor-Controlled Entities.

(3)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate due to changes in foreign exchange rates. Other includes the impact from movements in foreign exchange rates of approximately $409 million.

(4)	“Due to Non-Controlled” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of March 31, 2016:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,268	$(24,048)	$708	$—	$—	$—	$110	$—	$3,086	$(24,048)
Lehman Brothers Finance S.A.	9,096	(716)	—	—	0	—	1	—	9,096	(716)
Lehman Brothers Bankhaus A.G.	1,110	(32)	—	(112)	—	(111)	25	—	1,135	(256)
LB UK RE Holdings Limited	742	—	—	—	—	—	—	—	742	—
Lehman Brothers (Luxembourg) S.A.	374	—	—	—	—	—	—	—	374	—
Thayer Properties Limited	207	—	—	—	—	(0)	—	—	207	(0)
LB (PTG) Ltd	166	—	—	—	0	—	—	—	166	—
LB Lease & Finance No.1 Ltd	127	—	—	—	—	—	—	—	127	—
LB (Luxembourg) Equity Finance S.A	53	(59)	—	—	—	—	—	—	53	(59)
Longmeade Limited	11	—	—	—	—	(59)	—	—	11	(59)
LB RE Financing No.2 Limited (2)	0	(4,728)	—	—	—	—	—	—	0	(4,728)
Lehman Brothers Limited	0	(253)	—	(2)	—	(1)	—	(0)	0	(257)
Lehman Brothers International (Europe) Inc (3)	—	(783)	—	(570)	—	—	—	—	—	(1,353)
LB RE Financing No.3 Limited	—	—	508	—	—	—	—	—	508	—
Lehman Re Limited	—	—	—	—	—	—	—	(7)	—	(7)
Wood Street Investments Ltd	—	(193)	—	—	—	—	—	—	—	(193)
LB Holdings Intermediate 2 Ltd	—	(214)	—	—	—	—	—	—	—	(214)
LB UK Holdings Limited	—	(429)	—	—	—	—	—	—	—	(429)
Eldon Street Holdings Limited	—	(447)	—	—	—	(0)	—	(0)	—	(448)
Storm Funding Ltd	—	(104)	—	(3)	—	(45)	—	—	—	(153)
Asia
Lehman Brothers Asia Holdings Limited	3,267	(1)	—	—	—	—	—	(4)	3,267	(4)
LB Commercial Corp. Asia Limited	1,005	—	7	—	—	(1)	49	(55)	1,062	(55)
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—	—	—	366	—
LB Investments PTE Ltd	252	(1)	—	(3)	—	—	—	(0)	252	(4)
LB Asia Capital Company	25	—	29	—	134	—	149	—	336	—
LB Securities Asia Limited	0	(5)	—	—	—	—	—	—	0	(5)
Lehman Brothers Japan Inc.	5	(88)	—	(136)	—	—	17	—	23	(224)
Lehman Brothers Asia Limited	—	—	—	—	—	(0)	0	—	0	(0)
Other
Claims held by third parties (4)	—	(7,505)	—	(86)	—	(415)	—	(1)	—	(8,007)
Other	374	(272)	0	(87)	3	(28)	17	(24)	394	(411)

Total	$19,448	$(39,878)	$1,252	$(1,001)	$136	$(661)	$369	$(91)	$21,205	$(41,630)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.

(2)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are subsequently remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); FIN1 then pays these monies to LBHI to satisfy its obligations.

(3)	LBHI and Other Debtors own allowed claims against LBIE in the aggregate face amounts of £200 million and £69 million, respectively.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(4)	“Claims held by third parties” represent claims, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including:

($ in millions)
Orignal creditor	LBHI	LBSF	LCPI	Total Debtors
Lehman Brothers Bankhaus A.G.	$(5,167)	$(0)	$(227)	$(5,395)
Lehman Brothers Securities NV	(535)	(47)	(11)	(593)
Storm Funding Ltd	(612)	—	—	(612)
LB Asia Capital Company	(433)	—	—	(433)
Lehman Re Limited	(299)	(17)	(121)	(437)
LB Securities Asia Limited	(139)	—	—	(139)
Lehman Brothers Asia Limited	(132)	—	—	(132)
Lehman Brothers Futures Asia Limited	(63)	—	—	(63)
Other	(126)	(22)	(57)	(204)

Total Claims held by third parties	$(7,505)	$(86)	$(415)	$(8,007)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims, receivables, and collections to date from Non-Controlled Affiliates:

$ in millions	Local Currency	Admitted Claims in Local Currency	Admitted and Unsettled Filed Claims in USD	Collections To Date in USD (5)	Net Receivables in USD
Europe
Lehman Brothers Finance S.A.	CHF	9,582	$10,046	$(950)	$9,096
Lehman Brothers Treasury Co B.V.	USD	4,342	4,342	(1,336)	3,005
Lehman Brothers Treasury Co B.V. (1)	Various	—	113	(33)	80
Lehman Brothers Bankhaus A.G.	EUR	203	231	(205)	26
Lehman Brothers Bankhaus A.G. - Assigned (2)	EUR	8,842	10,068	(8,958)	1,110
LB UK RE Holdings Limited	GBP	1,188	1,708	(959)	749
Lehman Brothers (Luxembourg) S.A.	EUR	759	864	(490)	374
LB Holdings Intermediate 2 Ltd (3) (4)	—	—	826	—	826
Lehman Brothers International (Europe) Inc	GBP	350	507	(507)	—
LB RE Financing No.3 Limited	GBP	353	508	—	508
LB Commercial Mortgage Conduit Ltd	GBP	240	345	(273)	72
Thayer Properties Limited	GBP	172	247	(40)	207
LB (PTG) Ltd	GBP	170	244	(78)	166
Lehman Brothers Holdings Plc	GBP	158	229	(14)	215
LB Lease & Finance No.1 Ltd	GBP	122	175	(48)	127
LB (Luxembourg) Equity Finance S.A	EUR	96	109	(56)	53
Monaco NPL (No.1) Limited	GBP	62	89	(89)	—
Yellow Real Estate Ltd	USD	89	89	(89)	—
Longmeade Limited	GBP	43	62	(23)	39
Asia
Lehman Brothers Asia Holdings Limited	HKD	82,330	10,626	(7,347)	3,279
LB Asia Capital Company	HKD	3,279	423	(87)	336
LB Asia Pacific (Singapore) PTE (4)	USD	366	366	—	366
LB Commercial Corp. Asia Limited	HKD	18,920	2,439	(1,373)	1,066
LB Investments PTE Ltd (4)	USD	456	456	(204)	252
LB Securities Asia Limited	HKD	2,023	261	(261)	—
Lehman Brothers Japan Inc.	JPY	17,249	153	(129)	24
GKI Development Inc.	KRW	103,363	90	(79)	11
Lehman Brothers Australia Ltd	AUD	111	85	—	85
Sail Investor PTE Ltd	USD	63	63	(57)	6
Other			505	(198)	306

Total			$46,270	$(23,884)	$22,386

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(1)	Represents claims against Lehman Brothers Treasury Co B.V. that were admitted in eight different currencies.

(2)	Includes gross claims against Lehman Brothers Bankhaus A.G. (“Bankhaus”) of € 8.773 billion that were assigned as a result of the Harmonizing Resolution (refer to Note 9(c) – Settlements with Non-Controlled Affiliates for further information), net of €7.391 billion of distributions received by owners of the claims prior to the claims’ assignments to LBHI. €541 million of gross claims are in the process of being assigned to LBHI and are not reflected in the above table.

(3)	“Admitted and Unsettled Filed Claims in USD” includes the unsettled historical receivable balances where the filed claims have not yet been admitted.

(4)	Included are allowed claims that are deemed subordinated against LB Asia Pacific (Singapore) PTE of $366 million and LB Investments PTE Ltd of $6 million. A filed subordinated claim by LB Holdings Scottish LP 3 of $6.139 billion against LB Holdings Intermediates 2 Ltd is fully reserved in the Balance Sheets.

(5)	“Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(6)	Other claims against Lehman Brothers Finance S.A., Lehman Brothers Bankhaus A.G., Lehman Brothers Treasury Co B.V. and Lehman Brothers International (Europe) Inc., acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets for additional information).

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $749 million (including $19 million of accrued interest) and $77 million (consisting of exclusively accrued interest), respectively. Accrued interest was computed through the date LBHI2 entered administration.

•	As recoveries on these receivables are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec”), nor any additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates (continued)

Bankhaus Creditors’ Settlement

On November 25, 2014, at the Bankhaus General Creditors Assembly Meeting, 99.5% of the Bankhaus creditors agreed to the “Harmonizing Resolution”, as follows:

Pursuant to bilateral agreements with LBHI, various Bankhaus creditors consented to, among other things, the resolution of the conflicting insolvency law issues, in particular section 44a of the German Insolvency Code, regarding the treatment of allowed claims in the Bankhaus insolvency proceedings and agreed to assign to LBHI their direct claims against Bankhaus after their claims have been satisfied in full through the combination of distributions from Bankhaus on their direct claims and distributions from LBHI on their guarantee claims. LBHI agreed on the allowance of counterparties’ guarantees against LBHI.

As of March 31, 2016, LBHI has (1) satisfied guarantee claims allowed against LBHI with a face value of $10.3 billion, and (2) been assigned or is in the process of being assigned direct claims against LB Bankhaus that correspond to the satisfied guarantee claims with a face value of €9.3 billion. In addition, as of June 8, 2016, €133 million of unsecured claims against Bankhaus have been assigned to LBHI pursuant to purchase agreements with third parties.

In addition, LBHI purchased the remaining 0.5% of non-participating creditor claims.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 10 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $2.9 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $370 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of March 31, 2016:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$300	$300
Secured Notes (2)	1,761	140	—	—	1,901	—	1,901
Fundings and other activites (3)	281	260	20	10	571	176	747

Payables to Controlled Affiliates	2,042	400	20	10	2,472	476	2,948

Distributions on Allowed Claims (not remitted)	90	0	0	0	90	—	90
Misdirected wires	56	—	—	—	56	—	56
Other	108	13	(0)	1	122	102	224

Total Other Liabilities	254	13	0	1	268	102	370

Total Payables to Controlled Affiliates and other liabilities	$2,296	$413	$20	$11	$2,741	$577	$3,318

Refer to Note 7 - Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote explanations.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 11 – Taxes Payable

As of March 31, 2016, the Company has recorded an estimated $314 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Taxes payable is net of any refund claims, deposits and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Federal Taxes

As shown in LBHI Form 10-K filings during the periods 2003-2007 and the May 31, 2008 Form 10Q filing, LBHI paid cash taxes of $4.6 billion and $0.5 billion, respectively. Of the $5.1 billion paid during these periods, approximately $1.0 billion was disbursed to the IRS. This $1.0 billion included (i) approximately $650 million related to prior audit periods (1993-2000), certain non-refundable taxes, and other items, and (ii) approximately $350 million of regular tax liability for the year 2006.

Of the $1.0 billion disbursed to the IRS, $520 million has been applied to various tax settlements leaving approximately $480 million on deposit at the IRS (as per the IRS’ amended proofs of claim filed December 31, 2014 (Docket No. 47684). This $480 million is composed of:

(i)	$312 million excess payments, net of adjustments, related to income tax year 2006,

(ii)	$126 million of refunds related to taxes and penalties, excluding interest, for settled issues during the period 1997-2000 (Motion No. 9019 – March 20, 2010), and

(iii)	$42 million related to foreign tax credit carrybacks for the year 2001.

Amended Proofs of Claim

The IRS filed interim amended proofs of claim on December 10, 2013 (Docket No. 41450) and December 31, 2014 (Docket No. 47684) (together, the “Amended POC”) asserting an aggregate $419 million for taxes, penalties and interest due for the years 2001-2007. This $419 million includes:

(i)	$240 million of resolved income tax issues, estimated interest charges, estimated net impact of the five year NOL carryback, and the Stock Loan penalty,

(ii)	$150 million related to the Stock Loan litigation matter, and

(iii)	$29 million of resolved non-income tax issues.

The Amended POC does not reflect the interim Stock Loan settlement in May 2014, which abated the Stock Loan penalty of $64 million.

Audit Periods 2008-2010

The IRS is currently auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Estimated amounts due to the IRS are reflected in the estimated taxes payable.

Right of Set-Off

The IRS has asserted its right of set-off against the $480 million remaining on deposit, as described above, for the $419 million in the Amended POC and may also assert a right of set-off related to audit periods 2008-2010 and subsequent.

Debtor Allocation Agreement

In accordance with the DAA, which become effective on the Effective Date, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the Debtors and Debtor-Controlled Entities (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 12 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of March 31, 2016 by claim category, and the changes in estimates since the previously filed Quarterly Financial Report as of December 31, 2015:

($ billions)		Quarter Ending March 31, 2016			March 31, 2016 Claims Balance
Claim Category	December 31, 2015 Claims Balance	Allowed Claims	Change in Estimated Active Claims (2)	March 31, 2016 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	25.0	0.0	(0.9)	24.1	0.0	0.0	21.6	2.4
Other	13.6	0.1	(0.1)	13.6	6.3	6.7	0.1	0.5

Total Direct Claims	137.9	0.1	(1.0)	136.9	104.8	6.8	21.7	3.6

Affiliate Claims Direct	107.7	0.0	0.8	108.5	58.8	23.1	21.2	5.4
Affiliate Guarantee Claims	12.7	0.0	(0.0)	12.7	12.7	—	—	—
Third Party Guarantee Claims	69.5	0.2	(0.6)	69.1	69.1	—	—	—

Total Liabilities Subject to Compromise	327.9	0.3	(0.9)	327.3	245.5	29.8	42.9	9.1

Taxes Payable	0.2	—	—	0.2	0.4	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$330.2	$0.3	$(0.9)	$329.6	$247.9	$29.9	$42.7	$9.1

Allowed Claims	319.6	0.3	—	319.9	241.0	29.8	40.8	8.3
Estimated Unresolved Claims to be Allowed	10.5	—	(0.9)	9.6	6.9	0.0	1.9	0.8

Total Claims	$330.2	$0.3	$(0.9)	$329.6	$247.9	$29.9	$42.7	$9.1

Less : Claims Distributions and other reductions (1)				(130.0)	(82.2)	(23.6)	(16.8)	(7.3)
Post Petition Interest paid				(0.2)	—	—	—	(0.2)

Net Claim Liability at March 31, 2016				$199.4	$165.7	$6.3	$25.9	$1.6

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.

(2)	As part of the JPM Settlement, the JPM Derivative Claims of approximately $955 million resulted in (i) LBHI receiving allowed Class 4A Claims of $661 million in aggregate against LBSF, LBCC and LBCS in May 2016, (ii) LBCS receiving an allowed Class 4A Claim of $29.7 million against LBSF in May 2016, and (iii) a reduction in Liabilities Subject to Compromise at LBSF, LBCS and LBCC of approximately $264 million.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

(3)	Claims Distributions and other reductions and Post-Petition Interest paid include:

($ in billions)	Total Debtors	LBHI	LCPI	LBSF	Other Debtors

Claims Distributions and Post Petition Interest paid	$106.9	$69.6	$18.0	$13.0	$6.3
Other Reductions
Intercompany Funding Adjustments	7.9	—	4.1	3.0	0.8
Plan Adjustments	(0.6)	(2.6)	1.0	0.8	0.3
Assignment of Claims (a)	5.4	5.3	0.1	—	—
Third Party Guarantees Satisfied (b)	8.4	8.4	—	—	—
Freddie Mac Settlement	1.1	1.1	—	—	—
Convenience Claims and other	1.2	0.5	0.5	0.1	0.1

Total Claims Distributions and other reductions and Post Petition Interest paid	$130.2	$82.2	$23.6	$16.8	$7.5

(a)	Claims assigned by Non-Controlled Affiliates (primarily LBSN of $3.2 billion and LB UK Financing Limited of $2.1 billion), net of distributions, to LBHI in connection with settlement agreements with Non-Controlled Affiliates.

(b)	Allowed Guarantee claims (primarily Bankhaus $7.9 billion, LOTC $0.2 billion and LBCC $0.2 billion), net of distributions, deemed satisfied as a result of distributions to creditors from the combination of the primary obligor and LBHI as the guarantor.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

As of March 31, 2016, Liabilities Subject to Compromise were estimated at approximately $197 billion, net of distributions and other reductions.

Through December 31, 2016, the Debtors have allowed approximately $319.9 billion in claims, and have remaining approximately $56.2 billion of unresolved filed claims, which are estimated to be allowed at $9.6 billion (including $510 million of post-petition interest recorded at certain Debtors). The Estimated Unresolved Claims to be Allowed decreased $0.9 billion as compared to December 31, 2015, primarily related to third party guarantee claims.

On June 30, 2015, the Bankruptcy Court extended the period within which the Plan Administrator may file objections to or motions to estimate the remaining asserted claims for an additional eighteen months to March 6, 2017.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Ninth Plan Distribution

On March 31, 2016, the Debtors made their ninth Plan distribution to creditors. The Company distributed to creditors approximately $1.6 billion, of which approximately $1.3 billion was distributed on account of claims owned or formerly owned by third party creditors. The $1.3 billion includes approximately $106 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by LBHI on the distribution date.

Tenth Plan Distribution

On June 16, 2016, the Debtors made their tenth Plan distribution to creditors in an interim distribution following the effectuation of the JPM Settlement, as approved by the Court (refer to Note 13 – Legal Proceedings, LBHI vs. JPMorgan for further information). The Company distributed to creditors approximately $2.8 billion, of which approximately $2.0 billion was distributed on account of claims owned or formerly owned by third party creditors. The $2.0 billion includes approximately $96 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by LBHI on the distribution date. The Balance Sheets as of March 31, 2016 do not reflect activities related to D10; however, the Post-D9 Cash Flow Estimates include certain additional disclosures related to D10 cash activities.

Distributions through June 16, 2016

The Debtors have made distributions to creditors through June 16, 2016 totaling $109.8 billion, of which $80.5 billion were payments on account of third party claims.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim.

As of March 31, 2016, LOTC has recorded an estimate of approximately $39 million for post-petition interest, net of (i) distributions to LBHI of approximately $147 million on claims that were purchased by LBHI from third party creditors for post-petition interest, and (ii) $11 million for Plan Adjustments. The $39 million excludes estimates for post-petition interest on affiliate claims and claims assigned to LBHI through the Lehman Brothers Finance S.A. (“LBF”) Settlement in March 2013 [refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information]. LOTC has not recorded an estimate for post-petition interest payable to Debtor-Controlled Entities, as effectively all remaining cash at LOTC (after all allowed claims have been satisfied in full) flows to LBHI in the form of payment on post-petition interest and/or an equity distribution.

LBCC has recorded an estimate of $299 million for post-petition interest for both third party and affiliate claims (after all allowed claims have been satisfied in full). This amount is based on the Post-D9 Cash Flow Estimates and includes amounts that will be paid related to Plan Adjustments.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 13 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any potential recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Previous litigation actions with significant updates since December 31, 2015

LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”)

On September 30, 2015, the U.S. District Court for the Southern District of New York issued an Order in the Collateral Case granting JPMorgan’s motion for summary judgement in part and denying it in part and denying LBHI’s motion for summary judgement in its entirety. The Court also requested briefing on the question of whether LBHI’s remaining 6 bankruptcy claims should be referred to the Bankruptcy Court for trial. The briefing on those issues concluded on November 6, 2015. On November 17, 2015 the parties asked the Court to take no action on the proceeding for 60 days. The Court then directed the parties to provide a status report on December 31, 2015.

During the 60 day stay of the Collateral Case, the parties negotiated a Settlement of the Collateral Case and Derivatives Objection (the “JPM Settlement”). Under the JPM Settlement, JPMorgan will pay LBHI $1.42 billion and release its lien on an LBHI account holding $76 million, for an aggregate cash settlement amount of $1.496 billion. On January 25, 2016, LBHI filed a motion in the Bankruptcy Court seeking an Order approving the JPM Settlement. The JPM Settlement does not include the Deficiency Objection or any other pending objections to JPMorgan’s claims. On February 8, 2016, the Bankruptcy Court approved the JPM Settlement (the “Settlement Order”).

On February 18, 2016, a pro se litigant whose only claims against Lehman were disallowed and expunged in 2012, filed a purported appeal of the Settlement Order. On February 23, LBHI filed a motion in the district court seeking to have the purported appeal dismissed on an expedited basis. On March 11, 2016, the District Court dismissed the appeal and set a hearing for LBHI’s motion for sanctions on March 24, 2016. On March 18, 2016, the District Court’s Order dismissing the purported appeal, was appealed to the 2nd Circuit Court of Appeals. That same day, LBHI filed a motion seeking dismissal of that purported appeal on an expedited basis.

On April 27, 2016 the 2nd Circuit Court of Appeals dismissed the appeal. On May 11, 2016 Lehman filed a motion seeking approval from the Bankruptcy Court for an interim distribution in order to distribute the JPM Settlement proceeds, along with other collections to creditors, on June 16, 2016. On May 26, 2016, the Court granted the motion.

SPV Avoidance Actions

On October 12, 2015, LBSF filed its Fourth Amended Complaint. On December 14, 2015, the defendants served and filed their unified Motion to Dismiss the Fourth Amended Complaint. LBSF filed opposing papers on February 19, 2016 and the defendants filed their reply papers on April 4, 2016. On May 4, 2016, the Motion to Dismiss was argued before the Bankruptcy Court. On June 28, the Bankruptcy Court granted the defendants motion and dismissed 19 of the 25 counts of the Fourth Amended Complaint. Refer to the filed Quarterly Financial Report as of October 1, 2015 for previous disclosure.

GreenPoint Mortgage Funding Trust 2006-HE1 Litigation

On February 22, 2016, LBHI and SASCO (collectively, “Lehman”) withdrew their motion to stay (the “Stay Motion”) U.S. Bank N.A. v. GreenPoint Mortgage Funding, Inc., 600352/2009 (Sup. Ct. N.Y. County) (the “State Court Action”) without prejudice. Lehman also agreed to dismiss without prejudice the eighth cause of action in its adversary complaint—which asked the Court to enjoin the State Court Action—and its prayer for the same relief.

On February 22, 2016, GreenPoint Mortgage Funding, Inc. (“GreenPoint”) withdrew without prejudice its motion to stay proceedings against it until the U.S. District Court for the Southern District of New York decided its motion to withdraw the reference of the adversary proceeding to the Bankruptcy Court. GreenPoint—which, on August 4, 2015, had filed a motion seeking, among other things, the dismissal of the three causes of action asserted against it in Lehman’s adversary complaint, including the eighth cause of action (the “Motion to

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 13 – Legal Proceedings (continued)

Previous litigation actions with no significant updates since December 31, 2015 (continued)

Dismiss”)—agreed to withdraw the portions of its Motion to Dismiss concerning Lehman’s eighth cause of action and Lehman’s Stay Motion.

On February 29, 2016, the Court entered a pre-trial scheduling order concerning the proof of claim filed by Syncora Guarantee Inc. (“Syncora”), Proof of Claim No. 66099. A trial on the merits, if necessary, is scheduled for October 18, 2016, at 10 a.m.

On March 25, 2016, Lehman and GreenPoint asked the Court to stay Lehman’s causes of action against GreenPoint, GreenPoint’s Motion to Dismiss, and a motion for partial summary judgment Lehman had filed against GreenPoint on August 6, 2015.

Refer to the filed Balance Sheet as of December 31, 2015 for previous disclosure.

Federal Home Loan Bank of Cincinnati (“FHLB Cin”)

On April 17, 2013, LBSF filed an adversary proceeding in the Bankruptcy Court against FHLB Cin alleging failure to pay in excess of $64 million due to LBSF upon termination of a portfolio of interest rate swaps in September 2008. On June 13, 2013, FHLB Cin filed a motion to withdraw the reference, which was denied. On April 1, 2014, FHLB Cin filed a motion to dismiss the complaint which also was denied. Document discovery and fact depositions were substantially completed in 2015.

Expert reports and discovery is ongoing. The trial is scheduled to commence on November 30, 2016.

Federal Tax Litigation – Stock Loan

The Company reached a tentative settlement with the DOJ/IRS and is subject to final approval from the Joint Committee on Taxation of Congress. The 2nd Circuit hearing has been staid until final approvals have been received.

Refer to the filed Balance Sheet as of December 31, 2015 for previous disclosure.

RMBS Trustees

On December 29, 2014, the Bankruptcy Court entered an Order approving a loan-by- loan claims resolution process wherein the RMBS Trustees must submit loan level claims to the Company for review on or before March 31, 2016, or waive any further claims. This loan-by-loan claim resolution process is ongoing. On June 27, 2016 the Bankruptcy Court entered an order to expunge certain claims against LBHI and SASCO, for which claims were not submitted under the loan-by-loan claim resolution process prior to the deadline. The RMBS Trustees appealed the order on July 11, 2016.

Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure.

Michigan State Housing Development Authority Litigation

During the first quarter of 2016 the case was settled. The terms of the settlement are confidential.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 13 – Legal Proceedings (continued)

Previous litigation actions with no significant updates since December 31, 2015

•	Republic of Italy—Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure

•	Credit Suisse Group AG—Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure

•	Massachusetts Department of Transportation—Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Ballyrock Litigation—Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure

•	Citigroup Litigation—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Merrill Lynch Capital Services—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Mortgage Sellers—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Federal Home Loan Bank of New York (FHLB-NY)—Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure

•	LMA Avoidance Actions—Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure

•	LBIE Sub-Debt Waterfall Application—Refer to the filed Quarterly Financial Report as of October 1, 2015 for previous disclosure

•	LB Australia Litigation—Refer to the filed Balance Sheet as of December 31, 2015 for previous disclosure.
•	Indemnification Claims Against Loan Sellers Arising from Allowance of Claims in Favor of Fannie Mae and Freddie Mac—Refer to the filed Balance Sheet as of December 31, 2015 for previous disclosure.

•	HSBC Litigation—Refer to the filed Balance Sheet as of December 31, 2015 for previous disclosure.

•	Daiwa Litigation—Refer to the filed Balance Sheet as of December 31, 2015 for previous disclosure.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Note 14 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2016

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company

Assets
Cash and short-term investments	$13	$34	$(0)	$5	$5	$94	$147	$17	$(0)	$10	$324	$257	$581
Cash and short-term investments pledged or restricted	3,534	1,056	102	84	2	1	3	22	0	149	4,953	38	4,991

Financial instruments and other inventory positions:
Commercial Real Estate	34	0	—	—	—	—	—	195	—	—	229	267	497
Loans and Residential Real Estate	62	—	—	—	—	—	—	88	—	—	149	31	180
Principal investments	0	—	—	—	—	—	—	3	—	—	3	1,099	1,102
Derivative Receivables and Related Assets	—	363	30	—	0	—	—	—	—	—	393	1	393

Total Financial instruments and other inventory positions	96	363	30	—	0	—	—	286	—	—	775	1,398	2,172

Subrogated Receivables from Affiliates and Third Parties	1,229	—	—	—	—	—	—	—	—	—	1,229	—	1,229

Receivables from Debtors and Debtor-Controlled Entities and other assets	635	903	0	246	552	140	20	330	0	5	2,831	607	3,438

Investments in Affiliates	(27,608)	247	—	—	—	—	—	327	—	(247)	(27,281)	(21,980)	(49,262)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	29,405	512	331	15	0	—	1	4,944	0	253	35,461	4,111	39,572
Non-Controlled Affiliates	19,448	1,252	126	225	—	—	—	136	—	17	21,205	1,181	22,386

Total Due from Affiliates	48,853	1,764	458	241	0	—	1	5,080	0	270	56,666	5,292	61,958

Total Assets	$26,751	$4,366	$589	$576	$559	$235	$172	$6,061	$0	$186	$39,496	$(14,389)	$25,107

Liabilities and Stockholders’ Equity
Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$2,296	$20	$0	$0	$—	$0	$0	$413	$0	$10	$2,741	$577	$3,318

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	0	—	—	0	12,368	12,368
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	468	468

Total Due to Affiliates	—	—	—	—	—	—	—	0	—	—	0	12,837	12,837

Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	389	(188)	(22)	(6)	37	(13)	1	25	—	(2)	221	93	314
Liabilities Subject to Compromise	163,251	26,052	365	348	41	0	1	6,253	171	633	197,116	0	197,116

Total Liabilities	167,972	25,884	343	342	78	(13)	2	6,691	171	641	202,113	13,508	215,621

Stockholders’ Equity	(141,220)	(21,518)	246	234	481	247	170	(630)	(171)	(455)	(162,617)	(27,896)	(190,513)

Total Liabilities and Stockholders’ Equity	$26,751	$4,366	$589	$576	$559	$235	$172	$6,061	$0	$186	$39,496	$(14,389)	$25,107

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 35.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 36.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2016 (Certain Other Debtors)

(Unaudited)

($ in millions)	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	BNC Mortgage LLC 09-10137	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$(0)	$—	$(1)	$11	$0	$10
Cash and short-term investments pledged or restricted	142	0	2	1	4	1	149

Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—

Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	0	1	—	4	—	—	5

Investments in Affiliates	—	—	(247)	—	—	—	(247)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	151	—	72	—	1	28	253
Non-Controlled Affiliates	—	—	—	—	—	17	17

Total Due from Affiliates	151	—	72	—	1	45	270

Total Assets	$293	$1	$(173)	$4	$16	$46	$186

Liabilities and Stockholders’ Equity
Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$4	$0	$2	$1	$4	$0	$10

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—
Taxes Payable	(2)	—	—	—	(0)	—	(2)
Liabilities Subject to Compromise	411	—	—	2	4	217	633

Total Liabilities	412	0	2	3	8	217	641

Stockholders’ Equity	(119)	1	(175)	1	9	(171)	(455)

Total Liabilities and Stockholders’ Equity	$293	$1	$(173)	$4	$16	$46	$186

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2016 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$41	$7	$10	$85	$8	$0	$0	$3	$1	$104	$—	$257
Cash and short-term investments pledged or restricted	0	6	4	2	4	—	—	1	—	22	—	38

Financial instruments and other inventory positions:
Commercial Real Estate	(14)	32	—	—	205	(0)	(0)	20	—	25	—	267
Loans and Residential Real Estate	30	0	1	0	—	—	—	—	—	—	—	31
Principal investments	0	—	829	—	—	—	(0)	2	—	268	—	1,099
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	16	32	830	0	205	(0)	(0)	22	—	294	—	1,398

Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	213	0	33	69	0	11	65	1	—	325	(110)	607

Investments in Affiliates	(26,814)	1	0	9	—	(86)	60	(221)	—	(163)	5,235	(21,980)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	3,272	—	548	—	—	177	63	641	—	621	(1,210)	4,111
Non-Controlled Affiliates	0	—	1	—	—	7	363	29	749	32	—	1,181

Total Due from Affiliates	3,272	—	548	—	—	184	426	670	749	653	(1,210)	5,292

Total Assets	$(23,272)	$46	$1,424	$164	$216	$109	$551	$474	$750	$1,233	$3,915	$(14,389)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$3	$3	$308	$64	$1	$0	$1	$48	$—	$261	$(112)	$577

Due to Affiliates:
Debtor-Controlled Entities	3,067	—	3,287	71	—	842	204	3,110	997	2,000	(1,210)	12,368
Non-Controlled Affiliates	1	—	25	—	—	—	74	8	—	361	—	468

Total Due to Affiliates	3,068	—	3,312	71	—	842	278	3,118	997	2,361	(1,210)	12,837

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	68	—	5	—	—	10	(18)	27	—	—	—	93
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	3,139	3	3,626	135	1	852	262	3,193	997	2,622	(1,322)	13,508

Stockholders’ Equity	(26,411)	43	(2,202)	29	215	(743)	290	(2,719)	(247)	(1,389)	5,237	(27,896)

Total Liabilities and Stockholders’ Equity	$(23,272)	$46	$1,424	$164	$216	$109	$551	$474	$750	$1,233	$3,915	$(14,389)

See accompanying Notes to Balance Sheets

Note:	All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.
(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

IV. Accompanying Schedules

Commercial Real Estate – by Product Type (1)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
North America
Whole loans Senior	$0	$8	$9	$—	$—	$—	$9	$22
Equity	—	—	—	22	151	9	182	322
Real Estate Owned and Other	34	63	97	10	54	10	171	853

Subtotal	34	71	105	32	205	19	361	1,197
Europe
Whole loans B-notes/Mezzanine	—	72	72	—	—	—	72	172
Equity	—	52	52	—	—	11	63	181
Other	—	—	—	—	—	1	1	4

Subtotal	—	124	124	—	—	12	136	358

Total Commercial Real Estate	$34	$195	$230	$32	$205	$31	$497	$1,555

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 5 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $48 million that are not included in the schedule above.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Commercial Real Estate – By Property Type and Region (1)

$ in millions	North America	Europe	Total	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
Senior Whole Loans
Land/Other	$9	$—	$9	$22

Total Senior Whole Loans by Type	9	—	9	22
B-Note/Mezz Whole Loans
Office/Industrial	—	72	72	172

Total B-Notes/Mezz Whole Loans by Type	—	72	72	172
Equity
Office/Industrial	33	—	33	25
Hotel	—	11	11	74
Multi-family	0	—	0	—
Mixed-use	—	52	52	108
Condominium	77	—	77	234
Land/Other	72	—	72	63

Total Equity by Type	182	63	245	503
Real Estate Owned
Hotel	78	—	78	124
Land	86	—	86	673
Other	7	1	8	60

Total Real Estate Owned by Type	171	1	171	857

Total Commercial Real Estate	$361	$136	$497	$1,555

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 5 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $48 million that are not included in the schedule above.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Loans (by Maturity Date) and Residential Real Estate (1)

$ in millions	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities
		Notional (2)
2016	1	—	24	26
2017 and over	5	306	—	311

Subtotal Loans	6	306	24	336

Residential Real Estate (3)	188	0	38	226

Total Loans and Residential Real Estate	$194	$306	$63	$563

		Recovery Value
2016	1	—	20	21
2017 and over (4)	0	87	—	87

Subtotal Loans	1	87	20	108

Equity positions—Loans	32	1	1	33
Residential Real Estate	29	0	10	39

Total Loans and Residential Real Estate	$62	$88	$31	$180

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.

(3)	Cost information primarily represents: (i) for whole loans (RV $0.2 million / Cost $0.3 million), the remaining outstanding or unpaid principal balance; and (ii) for mortgage backed securities (“MBS”) (RV $37.6 million / Cost $225.8 million), the initial Class Principal amount. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information is not included for legal claims, mortgage servicing rights and MBS with zero recovery value.

(4)	Includes approximately $37 million in LCPI related to defaulted securities with past maturity dates.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Private Equity / Principal Investments – by Legal Entity and Product Type

$ in millions	Total (1)	Assets held for the benefit of LCPI (3)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$0	$—	$0
Lehman Commercial Paper Inc.	303	(300)	3
Total Debtors	303	(300)	3

Debtor-Controlled:
LB I Group Inc. (2)	529	300	829
Other Debtor-Controlled	270	—	270

Total Debtor-Controlled	799	300	1,099

Total	$1,102	$—	$1,102

By Product Type
Private Equity / Diversified Funds	$847
Real Estate Funds	248
Other	7

Total	$1,102

Investments at cost (4)	$1,329
Unpaid Principal Balances (5)	$4

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(4)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.

(5)	Represents the remaining outstanding principal balance on corporate loans.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Derivative Assets and Liabilities (1)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Total Debtors
Assets - Receivables, Net
Open	$—	$—	$71	$—	$—	$—	$—	$—	$—	$71
Terminated / Matured	—	—	263	30	—	—	—	—	—	292

Total	—	—	334	30	—	—	—	—	—	364
Other Derivative Related Assets (2)	—	—	29	—	—	—	—	—	—	29

Total Derivatives and Related Assets	$—	$—	$363	$30	$—	$—	$—	$—	$—	$393

# of Counterparty contracts
Open	—	—	67	—	—	—	—	—	—	67
Termed / Matured	—	—	230	2	—	5	1	—	2	240

Total	—	—	297	2	—	5	1	—	2	307

SPV Receivables (3)	$—	$—	$35	$—	$—	$—	$—	$—	$—	$35

Liabilities—Payables
Agreed (4)	$(22)	$(2)	$(20,170)	$(1,347)	$(494)	$(385)	$(39)	$(57)	$(77)	$(22,593)
Pending Resolution (5)	—	—	(1,424)	(40)	(0)	(28)	—	—	—	(1,492)

Total	$(22)	$(2)	$(21,594)	$(1,387)	$(494)	$(413)	$(39)	$(57)	$(77)	$(24,085)

# of Counterparty contracts	4	1	2,357	250	161	191	9	14	93	3,080

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.

(2)	Amounts primarily include notes in various special purpose vehicles and deposits with various brokers for OTC hedges.

(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.

(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Significant Restructurings, Settlements, Sales, Wind-down, or Liquidations

December 31, 2015 – March 31, 2016

$ millions	Actual Cash Collected	Post-Eighth Distribution Cash Flow Estimates (1)	12/31/2015 Balance Sheets Value (2)	Realized Gain / (Loss) Relative to Post Eighth Distribution Cash Flow Estimate	Realized Gain / (Loss) Relative to 12/31/15 Balance Sheets Value
Loans and Residential Real Estate
Other Loans	$9	$2	$2	$7	$7
Other Residential Real Estate	41	17	32	24	9

Total Loans and Residential Real Estate	$50	$19	$34	$31	$16

Private Equity / Principal Investments
Other Direct sales	$1	$0	$0	$1	$1
GP and LP Stakes in PE and Hedge Funds	71	71	71	(0)	—

Total Private Equity / Principal Investments	$72	$71	$71	$1	$1

Derivatives
Other sales	$68	$15	$49	$53	$19

Total Derivatives	$68	$15	$49	$53	$19

Real Estate
Other sales	$177	$172	$174	$4	$3

Total Real Estate	$177	$172	$174	$4	$3

Total Significant Monetizations	$367	$277	$328	$89	$38

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Represents estimated recoveries reflected in the Post Eighth Distribution Cash Flow Estimates for the asset.

(2)	Represents the recorded value reported on the prior period Balance Sheets (as of December 31, 2015) for the asset.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

V. Post-Ninth Distribution Cash Flow Estimates

Table of Contents

A.	Basis of Presentation	44

B.	Highlights	47

C.	Summary	48

D.	Recoveries from Non-Controlled Affiliates	49

E.	Operating Expenses	51

F.	Debtors and Debtor-Controlled Entities Schedules	53

Quarterly Financial Report as of March 31, 2016 (Unaudited)

A. Basis of Presentation

The information and data included in these cash flow estimates and notes thereto (the “Post-D9 Cash Flow Estimates”) were prepared to update the Post-Eighth Distribution Cash Flow Estimates filed December 22, 2015 (the “Post-D8 CFE”), and are based on estimated cash flows from assets managed in an orderly wind down and/or sale (and related costs of operations) over the period from April 1, 2016 through December 31, 2018 (the “Estimate Period” or “Post-D9”).

The Post-D9 Cash Flow Estimates were updated (the “Adjusted Post-D9 CFE”) to include:

(i)	cash activities between April 1, 2016 and May 31, 2016, including recoveries of $1.42 billion related to the JPM Settlement (refer to Note 6 in the Notes to the Balance Sheets), and

(ii)	the impact of D10 on intercompany receipts in Section F herein.

The variance analyses and disclosure herein are based on the Adjusted Post-D9 CFE information, unless otherwise stated.

As the Company cannot definitively specify a date for the final termination of its activities, these Post-D9 Cash Flow Estimates include an estimate for expenses for potential residual activities (remaining asset dispositions, disputed claims resolutions, outstanding litigations, and administrative wind-down) that may extend beyond 2018.

All cash flows in the Estimate Period are presented on an undiscounted basis.

Key Assumptions

Recoveries from Non-Controlled Affiliates

Estimates of recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges.

Certain receivables from Non-Controlled Affiliates are held in foreign currencies, and as such, estimated recoveries related to these receivables are subject to movements in foreign exchange rates. A portion of these exposures are hedged through the Company’s currency hedging program (see Note 5 - Financial Instruments and Other Inventory Positions in the Notes to the Balance Sheets).

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of future recoveries from Non-Controlled Affiliates is uncertain.

For further discussion of assumptions related to estimates of Recoveries from Non-Controlled Affiliates, refer to Section D herein.

Litigation

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 in the Notes to the Balance Sheets, the Post-D9 Cash Flow Estimates exclude estimated recoveries unless one of the following conditions is met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the Post-D9 Cash Flow Estimates reflect estimated recoveries at the agreed amounts, or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Post-D9 Cash Flow Estimates reflect estimated recoveries from the value locked in.

The Company expects that the actual amounts of future recoveries related to Affirmative Litigations will be material; however, final litigation outcomes are contingent on a number of factors outside of the Company’s direct control and are thus uncertain.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Key Assumptions (continued)

Litigation (continued)

Although potential litigation receipts are excluded herein, the Post-D9 Cash Flow Estimates do include the estimated costs (i.e. professional legal and advisory fees) of supporting such litigations. As the Company continues to monetize its remaining financial inventory and wind down its operations, the estimated costs of supporting the Company’s ongoing litigation activities has become an increasingly larger portion of the Company’s total estimated expenses.

Timing of Estimates

Estimates of recoveries from Non-Controlled Affiliates and the final resolution of litigation matters are subject to substantial timing uncertainties.

As estimated recoveries and expenses related to the above constitute the majority of the Post-D9 Cash Flow Estimates, the estimates herein do not reflect the Company’s views with respect to timing.

Intercompany Recoveries Among Controlled Entities

The Post-D9 Cash Flow Estimates include estimated intercompany recoveries between and among Debtors and Debtor-Controlled Entities, including:

(i)	receipts on pre-petition intercompany claims,

(ii)	equity distributions, and

(iii)	receipts and payments related to post-petition activity.

The Post-D9 Cash Flow Estimates reflect the following assumptions in the calculation of intercompany recoveries between and among Debtors and Debtor-Controlled Entities:

•	Allowed Claims as of March 31, 2016, and estimated unresolved third party claims to be allowed;

•	An estimate of the allocation of taxes between and among Controlled Entities in accordance with the Debtor Allocation Agreement;

•	Estimates for post-petition interest (refer to Note 12 in the Notes to the Balance Sheets), and equity distributions from Debtors and Debtor-Controlled Entities.

Foreign Exchange Rates

A significant portion of the Company’s remaining estimated recoveries are denominated in currencies other than the U.S. Dollar. The estimates herein reflect estimated recoveries on non-U.S. Dollar denominated assets using foreign exchange rates as of March 31, 2016.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Presentation Differences

Post-D8 CFE

The Post-D9 Cash Flow Estimates differ from the Post-D8 CFE generally as follows:

(i)	as a result of changes to estimates, or

(ii)	as a matter of presentation whereby certain estimates are classified differently from the Post-D8 CFE, but there is no resulting economic effect on the overall recoveries to the applicable legal entity.

As part of the Company’s planned operational wind-down and legal entity dissolution process, the Company has assigned and will continue to assign claims among Controlled Entities, typically from a subsidiary entity to a parent entity, with no resulting economic effect on overall recoveries. These assignments are reflected in the “Transfers, Reclassifications, Adjustments” column in the tables herein. For claim assignments in which Debtor entities are assigned claims against themselves (i.e., when LBHI is assigned a claim against LBHI), the receivables and payables are netted in the Balance Sheets and similarly offset herein.

Operating Report - Schedule of Cash Receipts and Disbursements

Amounts presented in the Post-D9 Cash Flow Estimates, including actual results in the Prior Period, may differ from the presentation of cash flows in the Company’s Post-Effective Operating Report – Schedule of Cash Receipts and Disbursements (“Cash Operating Report”), primarily as a matter of presentation, whereby certain amounts are classified differently from the presentation herein.

For example, LBHI collects cash on behalf of other Debtors and Debtor-Controlled Entities which do not maintain separate bank accounts. In such cases, the Cash Operating Reports reflect these cash collections at LBHI, whereas the Post-D9 Cash Flow Estimates reflect these cash collections at the entity on whose books the related assets are reported in the Balance Sheets.

Expenses related to incentive fees for the LBHI Board of Directors are recognized in accordance with the schedule of payments provided in the LBHI Director Incentive Compensation Plan (see Docket No. 44924 for further details). The Cash Operating Reports reflect cash deposits into a trust related to incentive fees for the LBHI Board of Directors as restricted cash until payments are made to the directors.

Disclosure Statement

The presentation of the Post-D9 Cash Flow Estimates differs from the presentation of the “Cash Flow Estimates Through 2014” as reported in Exhibit 7 to the Disclosure Statement of the Plan (“DS Exhibit 7”). Refer to the 2012+ Cash Flow Estimates filed July 25, 2012 (the “2012+ CFE”) for further discussion of these presentation differences.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

B. Highlights

Estimated Recoveries

Total estimates of aggregate gross recoveries, before operating disbursements and payments in satisfaction of secured, priority, administrative and unsecured claims of Debtors and liabilities of Debtor-Controlled Entities, increased by $2.0 billion to $98.0 billion in the Post-D9 Cash Flow Estimates as compared to $96.0 billion in the Post-D8 CFE. Net of operating disbursements, total estimated net recoveries increased by $2.0 billion to $94.4 billion. This increase in the Company’s estimated recoveries was primarily driven by recoveries related to the JPM Settlement, which were excluded from the Post-D8 CFE, as well as increased estimated recoveries from Non-Controlled Affiliates.

(*)	CFO refers to Cash From Operations
(1)	Refer to the “Responses to Questions Received From Creditors” posted to www.lehman-docket.com on October 30, 2014, for a reconciliation of these figures.
(2)	Estimates included in DS Exhibit 7, adjusted for certain Presentation Adjustments (refer to the 2012+ CFE for further information).
(3)	The Operating Expense estimates in DS Exhibit 7 reflected the estimated costs for expected personnel and infrastructure requirements to support the workforce for each year from 2011 to 2014. These Operating Expense estimates did not include estimates for costs beyond 2014.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

C. Summary

The Company estimates that Total Adjusted Post-D9 CFE Cash From Operations will be $6.9 billion, an increase in estimates of $2.0 billion compared to estimates presented in the Post-D8 CFE. This increase is primarily driven by (i) the inclusion of $1.42 billion related to the JPM Settlement, the estimated recoveries of which were excluded from prior disclosures, and (ii) a $0.4 billion increase in estimated Recoveries from Non-Controlled Affiliates, primarily due to increased estimated recoveries from Bankhaus, LBT, LBF, and Lehman Brothers Asia Holdings Ltd (“LBAH”).

These increases were partially offset by (i) a $110 million reduction in estimates for the Private Equity / Principal Investments portfolio, driven by mark-to-market changes on publicly held positions, and (ii) a $27 million increase in Operating Expenses, largely driven by anticipated increases in the resources required for the Company’s litigation activities and increased estimates for formula-driven Incentive Fees.

Cash activities between October 2, 2015 and May 31, 2016 included (i) the collection of $1.42 billion related to the JPM Settlement, (ii) the collection of $0.7 billion of recoveries from Non-Controlled Affiliates, driven by recoveries from LBAH, LBF, Bankhaus, and Lehman Brothers Commercial Corp. Asia Ltd, and (iii) the monetization of inventory of $0.9 billion, primarily in the Private Equity/Principal Investments and Commercial Real Estate portfolios, partially offset by (iv) operating expenses of $204 million, including professional fees related to the Company’s claims mitigation and litigation activities.

Of the $2.0 billion of remaining Estimated Net Receipts shown in the Adjusted Post-D9 CFE, the Company anticipates that over 59% will be collected by the end of 2016.

($ in millions)	Post-D8 Cash Flow Estimates	Less: Cash Activity 10/2/15-3/31/16	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D9 Cash Flow Estimates	Less: Cash Activity 4/1/16-5/31/16 and D10	Adjusted Post-D9 CFE
Net Receipts
Commercial Real Estate	$690	$(220)	$27	$—	$497	$(23)	$474
Loans (Corporate & Residential)	183	(46)	43	—	180	(56)	124
Private Equity / Principal Investments	1,392	(180)	(110)	—	1,102	(88)	1,014
Derivatives	186	(150)	361	(4)	393	(295)	99
Other	246	(79)	1,300	47	1,514	(1,199)	315

Sub-Total - Net Receipts	$2,696	$(673)	$1,621	$43	$3,687	$(1,661)	$2,026

Recoveries From Non-Controlled Affiliates
Europe	$4,275	$(213)	$285	$(43)	$4,304	$(127)	$4,177
Asia	1,654	(370)	76	—	1,360	(0)	1,360

Sub-Total - Recoveries From Non-Controlled Affiliates	$5,930	$(583)	$360	$(43)	$5,664	$(127)	$5,537

Operating Expenses
Professional Fees	$(334)	$69	$7	$(1)	$(258)	$21	$(237)
Compensation & Benefits	(228)	73	(21)	(3)	(179)	8	(171)
Incentive Fees	(163)	9	(17)	—	(171)	2	(169)
Other Administrative Expenses	(94)	17	4	4	(70)	5	(65)

Sub-Total - Operating Expenses	$(819)	$168	$(27)	$—	$(678)	$36	$(641)

Total Cash From Operations (CFO)	$7,806	$(1,089)	$1,955	$—	$8,673	$(1,751)	$6,921

(a)	Includes the reclassification of $43 million from Recoveries from Non-Controlled Affiliates to Other related to recoveries from two entities, SMF No. 1 Limited and StepStone Mortgage Funding Ltd, which were transferred to the Company between Post-D8 CFE and Post-D9 Cash Flow Estimates.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

D. Recoveries from Non-Controlled Affiliates

The Company estimates that Adjusted Post-D9 CFE Recoveries from Non-Controlled Affiliates will be $5.5 billion, which reflects an increase in estimates of $0.4 billion compared to Total Recoveries from Non-Controlled Affiliates presented in the Post-D8 CFE.

Basis of Presentation

Recoveries from Non-Controlled Affiliates represent estimated recoveries on intercompany claims against affiliates of the Company that were not managed or controlled by a Debtor as of the Effective Date, including all affiliates that are subject to separate proceedings in Europe and Asia. (Further information on these intercompany claims against Non-Controlled Affiliates can be found in Note 9 – Due from/to Affiliates in the Notes to the Balance Sheets)

Estimates of recoveries from Non-Controlled Affiliates are based on information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges. Actual recoveries from Non-Controlled Affiliates may vary materially from estimates included herein.

In some cases, the Company’s payments of obligations to Non-Controlled Affiliates are part of the resources used by such Non-Controlled Affiliates to pay their own obligations, including obligations payable to the Company. An example of a Non-Controlled

Affiliate with both substantial claims into the Company and payables to the Company is LBT.

For cases in which the Company has offsetting or partially offsetting payables to and receivables from certain Non-Controlled Affiliates, the Company has pursued and will continue to pursue offsetting arrangements with such Non-Controlled Affiliates to accelerate the distribution of cash to third party creditors. For consistency and comparability of reporting, the Adjusted Post-D9 CFE reflects the full estimated recoveries from such Non-Controlled Affiliates prior to any offsetting arrangements.

Certain Non-Controlled Affiliates are in various stages of their respective wind-down processes, including final distributions and entity dissolutions.

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of receipts of future estimated recoveries from Non-Controlled Affiliates is uncertain.

($ in millions)	Post-D8 Cash Flow Estimates	Less: Prior Period Activity	Estimate Changes	Transfers, Reclassifications, Adjustments	Post-D9 Cash Flow Estimates	Less: Cash Activity 4/1/16-5/31/16 and D10	Adjusted Post-D9 CFE
Recoveries from Non-Controlled Affiliates
Europe	$4,275	$(213)	$285	$(43)	$4,304	$(127)	$4,177
Asia	1,654	(370)	76	—	1,360	(0)	1,360

Total - Recoveries from Non-Controlled Affiliates	$5,930	$(583)	$360	$(43)	$5,664	$(127)	$5,537

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Recoveries from Non-Controlled Affiliates (continued)

For a breakdown of Non-Controlled Affiliates included within the Europe and Asia categories, including net receivables balances, refer to Note 9 in the Notes to the Balance Sheets.

For information on cash collections for the period between D8 and D9, refer to Note 9 in the Notes to the Balance Sheets and Cash Operating Reports. For information on cash collections in April and May 2016, refer to the respectively filed Cash Operating Reports.

LBHI2

The Company’s estimates of recoveries from LBHI2 reflect the inclusion of the Company’s interest in GBP 650 million related to the Joint Venture among LBHI2 and the Funds to facilitate the resolution of LBIE claims (refer to Note 9 in the Notes to the Balance Sheets for additional information).

The Company’s estimates of recoveries from LBHI2 do not reflect contingent receivables in excess of the

Joint Venture’s initial capitalization, nor do the estimates reflect potential contingent claims by LBIE against LBHI2. The Company’s ultimate recoveries from the Joint Venture are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, including (i) the priority of surplus payments to subordinated debt versus post-petition interest to unsecured creditors, (ii) the existence and calculation of currency conversion claims, (iii) the interpretation of LBIE’s pre-administration contracts, and (iv) various other legal issues. The final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus uncertain.

Bankhaus

The Company’s estimates of recoveries from Bankhaus reflect the approval of Bankhaus’ Insolvency Plan by its creditors.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

E. Operating Expenses

The Company estimates that Adjusted Post-D9 CFE Operating Expenses will be $0.6 billion, which reflects an increase in estimates of $27 million compared to Total Operating Expenses presented in the Post-D8 CFE.

						Less:
	Post-D8	Less:			Post-D9	Cash Activity
	Cash Flow	Prior Period	Estimate	Reclasses /	Cash Flow	4/1/16-5/31/16	Adjusted
($ in millions)	Estimates	Activity	Changes	Transfers	Estimates	and D10	Post-D9 CFE
Operating Expenses
Professional Fees	$(334)	$69	$7	$(1)	$(258)	$21	$(237)
Compensation and Benefits	(228)	73	(21)	(3)	(179)	8	(171)
Incentive Fees	(163)	9	(17)	—	(171)	2	(169)
Other Administrative Expenses	(94)	17	4	4	(70)	5	(65)

Total - Operating Expenses	$(819)	$168	$(27)	$—	$(678)	$36	$(641)

Professional Fees

Professional Fees include fees paid to third party professional services firms, including legal counsel and other consulting and advisory fees supporting litigation activities, claims mitigation activities, bankruptcy and Plan-related activities, audit and financial-related services, and other administrative activities.

Compensation and Benefits

Compensation and Benefits include personnel expenses including compensation, incentives, benefits, severance, and payroll taxes for employees of the Company as well as fees and expenses paid to Alvarez & Marsal North America, LLC (“A&M”) for certain staff resources. Annual bonus and severance payments are typically paid in the beginning of the following calendar year, thus a significant portion of compensation and benefits expenses generally lags one year for cash reporting.

Estimated remaining Compensation & Benefits increased $21 million, driven by an anticipated increase in the duration of specialized staff required to manage and execute ongoing and pending litigation activities, the timelines and final resolutions of which are uncertain.

Incentive Fees

Incentive Fees include estimated formula-based incentive fees for the LBHI Board of Directors and third party professional services firms, including A&M and Houlihan Lokey Howard & Zukin Capital, Inc.

Estimated Incentive Fees increased by $17 million, driven by the $2.0 billion increase in estimated total net recoveries (see Section B herein for further information).

Other Administrative Expenses

Other Administrative Expenses include asset management and infrastructure-related expenses, including but not limited to information technology, communications, outsourced asset management service providers, market data and analytics, and administrative expenses, such as insurance premiums, occupancy costs, taxes and filing fees, and employee expense reimbursements.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Operating Expenses (continued)

Wind Down Expenses

The estimates herein assume that costs will continue to be incurred to monetize remaining financial assets, resolve outstanding litigations and disputed claims, and to execute the wind-down of operations. As the inventory of remaining assets is reduced, the Company expects that it will continue to focus on the management and resolution of claims, pursuit of outstanding litigations, and administrative wind-down activities. This continued focus is reflected in these Post-D9 Cash Flow Estimates for Compensation & Benefits and Professional Fees for litigation, claims resolution, and wind-down activities.

The estimates herein reflect the assumption that the preponderance of asset monetization, collections and claim mitigation activities will be completed by the end of 2018. As the Company cannot definitively specify a date for the final termination of activities, these Post-D9 Cash Flow Estimates include an estimate for residual activities that may extend beyond 2018 (final asset dispositions, resolution of remaining disputed claims, pursuit of outstanding litigations, remaining collections from Non-Controlled Affiliates, corporate entity dissolutions, and financial and tax reporting requirements).

Quarterly Financial Report as of March 31, 2016 (Unaudited)

F. Debtors and Debtor-Controlled Entities Schedules

LBHI

The Company estimates that Total Adjusted Post-D9 CFE Cash From Operations, including Intercompany Receipts, at LBHI will be $7.6 billion, which reflects an increase in estimates of $2.0 billion compared to estimates presented in the Post-D8 CFE.

($ in millions)	Post-D8 Cash Flow Estimates	Less: Cash Activity 10/2/15-3/31/16	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D9 Cash Flow Estimates	Less: Cash Activity 4/1/16-5/31/16 and D10 (b)	Adjusted Post-D9 CFE
Net Receipts
Commercial Real Estate	$61	$(27)	$0	$—	$34	$(0)	$34
Loans (Corporate & Residential)	67	(36)	31	—	62	(3)	59
Private Equity / Principal Investments	1	(0)	(0)	—	0	(0)	0
Derivatives	—	—	—	—	—	—	—
Other	194	(66)	1,295	—	1,422	(1,195)	227

Sub-Total - Net Receipts	$322	$(130)	$1,326	$—	$1,518	$(1,198)	$320

Recoveries From Non-Controlled Affiliates
Europe	$2,561	$(195)	$263	$(41)	$2,587	$(125)	$2,461
Asia	1,500	(363)	84	109	1,329	(0)	1,329

Sub-Total - Recoveries From Non-Controlled Affiliates	$4,061	$(559)	$346	$68	$3,916	$(125)	$3,791

Operating Expenses
Professional Fees	$(217)	$49	$(1)	$(1)	$(169)	$13	$(156)
Compensation & Benefits	(133)	43	(19)	(3)	(112)	5	(107)
Incentive Fees	(109)	5	(8)	—	(111)	1	(110)
Other Administrative Expenses	(50)	9	(7)	4	(45)	3	(42)

Sub-Total - Operating Expenses	$(508)	$106	$(35)	$—	$(437)	$22	$(414)

Total Cash From Operations (CFO)	$3,875	$(582)	$1,637	$68	$4,997	$(1,301)	$3,697

Pre-Petition Intercompany Receipts from Controlled Entities	4,186	(409)	$240	294	4,311	(496)	3,815
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(1,837)	(43)	20	—	(1,860)	686	(1,174)
Investments in Affiliates	1,340	(175)	88	—	1,253	(3)	1,249

Total CFO + Intercompany Receipts	$7,563	$(1,209)	$1,986	$361	$8,701	$(1,114)	$7,587

(a)	Transfers, Reclassifications and Adjustments primarily include (i) the reclassification of $43 million from Recoveries from Non-Controlled Affiliates to Pre-Petition Intercompany Receipts from Controlled Affiliates related to entities (SMF No. 1 Limited and StepStone Mortgage Funding Ltd) that were transferred to the Company, (ii) the reclassifications of $109 million from Other Debtors and Debtor-Controlled Entities related to claims against Non-Controlled Affiliates, primarily LBAH, that were assigned to LBHI, and (iii) the adjustment of $251 million in Pre-Petition Intercompany Receipts from Controlled Affiliates for recoveries on recently allowed claims against LBSF of $633 million and LBCS of $7 million related to the JPM Settlement.

(b)	Cash collections in Other during the period April 1, 2016 through May 31, 2016 include $1.189 billion related to the JPM Settlement.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

LBHI (continued)

Recoveries from Non-Controlled Affiliates

The Company estimates that LBHI will collect approximately $3.8 billion from Non-Controlled Affiliates, of which the Company estimates that approximately 70% will be collected from LBAH, Bankhaus, and LBF.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBHI will receive approximately $3.8 billion, including (i) $0.8 billion and $0.6 billion from LCPI and LBSF, respectively, and (ii) $2.3 billion from Debtor-Controlled Entities, primarily Luxembourg Finance Sarl, LBI Group, LB RE Financing No. 1, and LB UK Holding (Delaware) Inc., which collectively represent more than 85% of the aggregate receipts from Debtor-Controlled Entities.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities, as described in the March 31, 2016 Balance Sheets and adjusted for (i) net receipts related to the allocation of estimated taxes payable in accordance with the Debtor Allocation Agreement, and (ii) various other items.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LBHI will receive approximately $1.2 billion, primarily from (i) LOTC of $0.5 billion, (ii) Lehman Brothers UK Holdings (Delaware) Inc. of $0.3 billion, and (iii) Pami Holdings LLC of $0.2 billion.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

LCPI

The Company estimates that Total Adjusted Post-D9 CFE Cash From Operations, including Intercompany Receipts, at LCPI will be $1.1 billion, which reflects an increase in estimates of $54 million compared to estimates presented in the Post-D8 CFE.

($ in millions)	Post-D8 Cash Flow Estimates	Less: Cash Activity 10/2/15-3/31/16	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D9 Cash Flow Estimates	Less: Cash Activity 4/1/16-5/31/16 and D10	Adjusted Post-D9 CFE
Net Receipts
Commercial Real Estate	$225	$(21)	$(10)	$—	$194	$(0)	$194
Loans (Corporate & Residential)	74	(7)	21	—	88	(52)	35
Private Equity /Principal Investments	3	(0)	0	—	3	—	3
Derivatives	—	—	—	—	—	—	—
Other	7	0	(1)	—	7	(2)	5

Sub-Total - Net Receipts	$309	$(28)	$11	$—	$292	$(54)	$237

Recoveries From Non-Controlled Affiliates
Europe	$23	$(0)	$(2)	$—	$21	$(0)	$21
Asia	0	—	—	—	0	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$23	$(0)	$(2)	$—	$22	$(0)	$22

Operating Expenses
Professional Fees	$(8)	$3	$(1)	$—	$(6)	$1	$(5)
Compensation & Benefits	(10)	6	(5)	—	(9)	0	(9)
Incentive Fees	(28)	1	1	—	(25)	0	(25)
Other Administrative Expenses	(5)	1	(2)	—	(5)	0	(5)

Sub-Total - Operating Expenses	$(51)	$12	$(6)	$—	$(46)	$2	$(44)

Total Cash From Operations (CFO)	$281	$(16)	$3	$—	$268	$(53)	$215

Pre-Petition Intercompany Receipts from Controlled Entities	688	(59)	$79	(2)	706	(5)	702
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(180)	71	(36)	—	(145)	—	(145)
Investments in Affiliates	422	(94)	8	—	336	(12)	324

Total CFO + Intercompany Receipts	$1,211	$(98)	$54	$(2)	$1,165	$(69)	$1,096

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on Allowed Claims against LBCC. The Company estimates that LCPI will receive approximately $0.7 billion, primarily from Lehman ALI Inc.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Estimated net Post-Petition intercompany payables at LCPI primarily includes (i) a loan of $140 million from LBFP, (ii) payments to LCPI Properties Inc., and (iii) payments to LBHI related to the allocation of estimated taxes in accordance with the Debtor Allocation Agreement, partially offset by receivables from LB 1 Group for financial inventory encumbered to LCPI.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LCPI will receive approximately $0.3 billion, primarily from LCPI Properties Inc.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

LBSF

The Company estimates that Total Adjusted Post-D9 CFE Cash From Operations, including Intercompany Receipts, at LBSF will be $0.5 billion, which reflects an increase in estimates of $339 million compared to estimates presented in the Post-D8 CFE.

($ in millions)	Post-D8 Cash Flow Estimates	Less: Cash Activity 10/2/15-3/31/16	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D9 Cash Flow Estimates	Less: Cash Activity 4/1/16-5/31/16 and D10 (a)	Adjusted Post-D9 CFE
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—	—	—
Derivatives	154	(92)	305	(4)	363	(265)	98
Other	27	(9)	9	4	32	(2)	29

Sub-Total - Net Receipts	$181	$(100)	$314	$—	$395	$(267)	$127

Recoveries From Non-Controlled Affiliates
Europe	$44	$(8)	$27	$—	$63	$(1)	$62
Asia	1	(0)	(0)	—	1	—	1

Sub-Total - Recoveries From Non-Controlled Affiliates	$45	$(8)	$27	$—	$64	$(1)	$63

Operating Expenses
Professional Fees	$(96)	$14	$6	$—	$(76)	$6	$(70)
Compensation & Benefits	(51)	15	(0)	—	(36)	2	(34)
Incentive Fees	(19)	1	(3)	—	(21)	1	(20)
Other Administrative Expenses	(23)	4	4	—	(14)	1	(13)

Sub-Total-Operating Expenses	$(188)	$34	$7	$—	$(147)	$11	$(137)

Total Cash From Operations (CFO)	$38	$(74)	$348	$—	$311	$(257)	$54

Pre-Petition Intercompany Receipts from Controlled Entities	122	(7)	$10	—	126	(6)	119
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	914	34	(19)	—	929	(561)	368
Investments in Affiliates	2	—	(0)	—	1	—	1

Total CFO + Intercompany Receipts	$1,076	$(48)	$339	$—	$1,368	$(825)	$543

(a)	Cash collections in Derivatives include $201 million related to the JPM Settlement.

Recoveries from Non-Controlled Affiliates

LBSF collected $9 million during the period between October 2015 and May 2016, and the Company estimates that LBSF will collect an additional $63 million, primarily related to LBT.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBSF will receive approximately $0.1 billion, primarily from Debtors and Luxembourg Finance SARL.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts primarily include a receivable of $314 million related to LBSF’s cash reserves for disputed claims that were invested in secured notes issued by LBHI. Net Post-Petition intercompany receipts also include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Other Debtors

($ in millions)	LOTC	LBCC	LBCS	LBFP	Merit	LBDP	Other Debtors	Total Other Debtors
POST-D9 CASH FLOW ESTIMATES
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—	—	—	—
Derivatives	—	—	30	—	—	—	—	30
Other	1	0	0	—	—	—	—	1

Sub-Total - Net Receipts	$1	$0	$30	$—	$—	$—	$—	$31

Recoveries From Non-Controlled Affiliates
Europe	$—	$9	$53	$—	$23	$—	$—	$85
Asia	—	21	0	—	—	—	—	21
Sub-Total - Recoveries From Non-Controlled Affiliates	$—	$31	$53	$—	$23	$—	$—	$107

Operating Expenses
Professional Fees	$(1)	$(1)	$(1)	$(0)	$(0)	$(0)	$(0)	$(4)
Compensation & Benefits	(1)	(1)	(0)	(1)	(0)	(0)	(1)	(5)
Incentive Fees	(1)	(2)	(9)	(1)	—	(0)	(1)	(14)
Other Administrative Expenses	(1)	(1)	(0)	(1)	(0)	(0)	(1)	(4)

Sub-Total - Operating Expenses	$(4)	$(5)	$(11)	$(2)	$(0)	$(1)	$(3)	$(27)

Total Cash From Operations (CFO)	$(4)	$26	$73	$(2)	$22	$(1)	$(3)	$111

Pre-Petition Intercompany Receipts from Controlled Entities	$0	$1	$27	$—	$2	$0	97	126
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	514	250	7	144	(0)	19	(9)	925
Investments in Affiliates	—	—	—	—	—	—	(0)	(0)

Total Post-D9 CFO + Intercompany Receipts	$510	$277	$106	$142	$24	$18	$85	$1,162

Cash Activity, 10/2/15-3/31/16	$19	$(22)	$3	$72	$50	$(20)	$(2)	$98
Transfers, Reclassifications, Adjustments	—	24	(11)	—	—	—	8	20

Total Post-D9 CFE, including Prior Period Activity	$529	$279	$98	$214	$74	$(3)	$91	$1,281

Total Post-D8 CFE	529	277	63	211	47	(4)	82	1,206

Variance, Post-D9 CFE (including Prior Period) vs. Post-D8 CFE	(1)	2	35	3	27	1	8	75

Total Post-D9 CFO + Intercompany Receipts	$510	$277	$106	$142	$24	$18	$85	$1,162

Less: Cash Activity 4/1/16-5/31/16 and D10 (a)	0	(125)	(36)	(0)	(0)	(0)	(2)	(164)

Adjusted Post-D9 CFE	$510	$152	$71	$142	$24	$18	$83	$999

(a)	Cash collections at LBCS include $30 million related to the JPM Settlement.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition Intercompany Receipts from/Payables to Controlled Entities primarily include the following outstanding loans:

•	$551 million and $121 million from LOTC and LBCC, respectively, to LBHI

•	$140 million from LBFP to LCPI

Quarterly Financial Report as of March 31, 2016 (Unaudited)

Debtor-Controlled Entities

($ in millions)	Post-D8 Cash Flow Estimates	Less: Cash Activity 10/2/15-3/31/16	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D9 Cash Flow Estimates	Less: Cash Activity 4/1/16-5/31/16 and D10	Adjusted Post-D9 CFE
Net Receipts
Commercial Real Estate	$404	$(172)	$37	$—	$269	$(22)	$246
Loans (Corporate & Residential)	43	(2)	(9)	—	31	(1)	30
Private Equity / Principal Investments	1,388	(179)	(110)	—	1,099	(88)	1,010
Derivatives	1	(7)	7	—	1	—	1
Other	16	(3)	(4)	43	52	(0)	52

Sub-Total - Net Receipts	$1,851	$(363)	$(80)	$43	$1,451	$(112)	$1,340

Recoveries From Non-Controlled Affiliates
Europe	$1,560	$(6)	$(5)	$(1)	$1,548	$—	$1,548
Asia	104	(2)	(10)	(85)	8	—	8

Sub-Total - Recoveries From Non-Controlled Affiliates	$1,664	$(7)	$(15)	$(86)	$1,556	$—	$1,556

Operating Expenses
Professional Fees	$(6)	$3	$(0)	$—	$(3)	$1	$(2)
Compensation & Benefits	(22)	8	(3)	—	(17)	0	(16)
Incentive Fees	—	1	(1)	—	—	0	0
Other Administrative Expenses	(10)	2	6	—	(2)	0	(2)

Sub-Total - Operating Expenses	$(37)	$14	$2	$—	$(22)	$1	$(20)

Total Cash From Operations (CFO)	$3,478	$(357)	$(93)	$(43)	$2,985	$(110)	$2,875

Pre-Petition Intercompany Receipts from Controlled Entities	434	(70)	$168	(11)	521	(102)	419
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	144	(29)	35	—	151	—	151
Investments in Affiliates	466	—	19	—	485	—	485

Total CFO + Intercompany Receipts	$4,522	$(455)	$129	$(54)	$4,142	$(213)	$3,930

Recoveries from Non-Controlled Affiliates

The Company estimates that Debtor-Controlled Entities will collect approximately $1.6 billion, of which over 95% is estimated to be collected from various Non-Controlled Affiliates in the UK.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan). The Company estimates that Debtor-Controlled Entities will receive approximately $0.4 billion, primarily driven by LB RE Financing No.2 Limited and Lehman Ali‘s allowed affiliate claims against LBHI.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts include the net settlement of Post-Petition intercompany receivables and payables between Debtors and Debtor-Controlled Entities adjusted for net receipts related to the allocation of taxes in accordance with the Debtor Allocation Agreement and other items.

The Company estimates that Debtor-Controlled Entities will make net payments to Debtors of approximately $88 million, primarily to LCPI and will collect approximately $239 million, primarily from LBHI.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed its liabilities.

The Company estimates that Debtor-Controlled Entities will recover approximately $0.5 billion through Investments in Affiliates, primarily driven by LBDP and LBFP.